Exhibit 99.1

Final Transcript

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Final Transcript
May 26, 2010 / 08:30PM GMT, DBRN - Q3 2010 Dress Barn Earnings Conference Call

Conference Call Transcript DBRN - Q3 2010 Dress Barn Earnings Conference Call Event Date/Time: May 26, 2010 / 08:30PM GMT

CORPORATE PARTICIPANTS

 David Jaffe
 Dress Barn, Inc. - Pres., CEO

 Armand Correia
 Dress Barn - EVP, CFO

CONFERENCE CALL PARTICIPANTS

 Chris Kim
 JPMorgan - Analyst

 Sam Panella
 Raymond James - Analyst

 Edward Yruma
 KeyBank - Analyst

 Janet Kloppenburg
 JJK Research - Analyst

Final Transcript
May 26, 2010 / 08:30PM GMT, DBRN - Q3 2010 Dress Barn Earnings Conference Call

 Kelly Hauser
 BB&T Capital Markets - Analyst

 Robin Murchison
 SunTrust - Analyst

 Margot Murtaugh
 Snyder Capital - Analyst

 Steven Martin
 Slater Asset Management - Analyst

 PRESENTATION

Operator

Good afternoon ladies and gentlemen, thank you for standing by. My name is Annisea and I will be your conference facilitator today. Welcome to the Dress Barn Inc third quarter fiscal 2010 financial results conference call. At this time, all participants are in listen-only mode. Later, the Company will hold a question-and-answer session, and instructions will follow at that time.

As a reminder, this webcast and conference call is being recorded and will be available for replay later today. Information on how to access this replay is available in today's press release. I would like to remind participants that remarks made by management during the course of this call may contain forward-looking statements about the Company's results and plans. These are subject to risks and uncertainties that could cause the actual results and implementation of the Company's plans to vary materially. These risks are referenced in today's press release as well as the Company's SEC filings. Thank you, and now I will turn it over to Mr. David Jaffe, President and CEO.

David Jaffe - Dress Barn, Inc. - Pres., CEO

Thank you. Good afternoon and thank you for joining us to discuss our results for our third fiscal quarter ended April 24, 2010. With me today is Armand Correia, CFO. I'm very pleased to report a record level of both sales and earnings in our third quarter. We have strong assortments and favorable trends are driving our business. We have grown our revenues, improved our margins and are maintaining a very strong balance sheet.

I'd like to give you a few highlights from the quarter. First, revenues. As you know from our release on May 6th, we grew sales in the third quarter to a record level primarily driven by the inclusion of Justice. The remainder of the growth was due to the high single-digit comp store sales increases at both dressbarn and maurices.

Second, I'm pleased that we grew operating income even faster than our revenues. We grew operating income to a record level of $78 million or 11.8% of sales compared to $40 million or 10.7% last year. Gross margins were strong at all three divisions and we saw some leverage on sales growth. Adjusted earnings per share grew to $0.60 compared to $0.38 last year. This dramatically exceeded our original expectations for the quarter and was at the high end of the revised range we issued on May 6th.

We're very pleased with the financial performance of our business. We're working hard to take advantage of a range of opportunities to drive value to our shareholders. Clearly the inclusion of Justice just as it began to turn around has been a powerful factor in our ability to generate these year-over-year increases.

I would note that Justice had comps of 23% for the third quarter. While this is admittedly against some relatively easy comparisons to the year-ago quarter, the combination of this sales gain and a very strong gross margin performance is very encouraging. Our summer assortment is off to a great start. We have some compelling products for the key back-to-school season.

Even though Justice is a big driver it's important to note that we are seeing good results across all three brands. In the third quarter, both dressbarn and maurices produced comp store sales gains in excess of their leverage tipping points. While the business environment is better and consumer spending picked up versus last year, we believe that consumer behavior and the idea of what constitutes value has changed and we're benefiting.

Final Transcript
May 26, 2010 / 08:30PM GMT, DBRN - Q3 2010 Dress Barn Earnings Conference Call

For each concept, we're in the right real estate with the right fashion at the right price points. We have also been able to expand our assortment to offer attractive merchandise and personal service to the new customers we're capturing.

I'd like to spend a few moments discussing each of our divisions.

First, dressbarn. Our 9% comp sales increase in the third quarter was driven both by growth in transactions and average transaction size with gains both in UPT's and AUR's. We saw a good response to our marketing activities which we think directly contributed to the comp gain. Our spring assortments resonated well with our customer and we saw a positive response in many categories.

In particular, we saw good results in suit separates, now in all stores under the Jones Studio label, and dresses, which continue to benefit from a strong fashion trend. We are working to maintain and increase our traffic levels and for the fourth quarter we are adding a new summer fashion book as well as increasing quantities for two anniversary mailers.

With regard to maurices, we've grown the store base to 749 locations at the end of the quarter versus 707 at this same time last year. In addition to the new store growth, maurices generated a comp increase of 8% in the third quarter. We did see a slight decline in traffic that offset some of the improvements we saw in transaction size and conversion. The assortment at maurices performed well in many categories including plus size merchandise, sweaters, dresses, casual woven, denim, suit separates and jewelry. E-commerce sales have also been strong since its fall launch, well above our initial expectations.

With respect to Justice, we are growing our market share and rebuilding our productivity with enticing merchandise assortments in a very compelling value orientation. Our average selling price decreased 3% during the quarter, however this was more than offset as units per transaction increased 6% and total transactions overall increased 19%.

The merchandise assortment this season is trend right with sales up across almost every category. Our collection of casual and active tops and casual bottoms continued to deliver large increases. We're also seeing gains in intimates, accessories, life style and girl care products.

Our marking strategy at Justice reinforces our value proposition with the good balance of 40% off through direct mail and store events. Justice has been utilizing this combination about a year now and while we expect to see continued comp gains, we believe the level of comps will begin to moderate as we anniversary our promotional cadence. For the remainder of the spring season we are planning to increase mailings to our customers by approximately 40% over LY to promote our 40% entire store events.

In general, I believe we're on the right path to continued achievement in each of our three brands. It is our belief that dressbarn is becoming increasingly relevant and attracting a wider range of women seeking fashion and value.

maurices is demonstrating a superior merchandise assortment in underserved markets. And Justice continues to build its market share in the tween girl market.

In conclusion, while the economic recovery remains uncertain we are committed to providing our customers with fashion at value prices and to focus on efficiency, synergies and strategies to leverage our strong market presence. We're pleased to have a very strong balance sheet and to have a full range of opportunities and strategic alternatives to drive additional value to our shareholders. Thank you and I'll now turn the call over to Armand to discuss our financial results in more detail.

 Armand Correia - Dress Barn - EVP, CFO

Thank you David and welcome everyone. Before beginning my prepared remarks on our third quarter results, it's important to note in that today's press release Justice numbers are not included in last year's amounts. However, they are included in this year's since the merger date of November 25th. I will reference Justice LY amounts in certain instances for a more valid TY-LY comparison. Our quarterly record earnings results were driven by the combination of an increase in sales, and increases in gross profit. Net sales for our fiscal third quarter increased $290 million versus last year and was primarily from the inclusion of Justice sales which accounted for $245 million of this quarter's total increase with the remaining $45 million coming from dressbarn and maurices.

Our comp sales performance was better than expected at all three divisions resulting in a 14% consolidated increase. In addition, our comp sales results continue to show consistency with five consecutive quarters of increases. We are pleased that our overall sales performance reflect, as David mentioned, increased transactions per store coupled with increases in average dollar sale. By division, dressbarn net sales increased 9% to $242.5 million, with comp sales increasing 9%.

Final Transcript
May 26, 2010 / 08:30PM GMT, DBRN - Q3 2010 Dress Barn Earnings Conference Call

At maurices, sales increased 17% to $177.9 million with a comp sales increasing 8%. Included in maurices sales results, are approximately $3 million from it's ecommerce business. It's appropriate to note that e-commerce sales are not included in our comp sales results.

Net sales at Justice were $245.1 million with comp sales increasing 23%. This performance follows an equally strong 19% comp sales increase during the previous quarter. Justice quarterly sales also include approximately $10 million from its ecommerce business which increased significantly over last year's $5 million performance.

It should be noted that the amounts shown in our income statement are on a GAAP basis unless otherwise noted. Total gross profit dollars for the quarter increased $136.5 million with Justice accounting for $109 million of this increase. Our overall gross profit as a percent of sales increased 250 basis points to 43.8% with increases at all three divisions. The increase came from merchandise margin improvement coupled with increased leverage from buying and occupancy costs.

By division, the gross profit rate at dressbarn increased 180 basis points to 40.6%. The increase came from a 120 basis points improvement in merchandise margins and 60 basis points from buying and occupancy costs leverage.

While at maurices, the gross profit rate increased 250 basis points to an impressive 47.4%. Merchandise margins have counted for 180 basis points with 70 basis points coming from buying and occupancy costs leverage. The gross profit rate at Justice increased 360 basis points to a strong 44.4%. This improvement was primarily from buying and occupancy costs leverage. Total SG&A expenses for the quarter increased 190 basis points and were primarily due to the inclusion of Justice which had a higher SG&A rate as well as an increase in provision for incentive compensation which is reflective of the significantly better than planned earnings results.

Depreciation expense increased approximately $2.5 million from the prior quarter. The increase was due to Justice being included for the full quarter.

Moving down the income statement, total operating income dollars increased to $76.7 million compared to $40.3 million last year. Operating income as a percent of sales improved to 11.5% increasing 80 basis points over last year's 10.7% of sales. The increase came from a combination of Justice's results for the full quarter and increases from dressbarn and maurices. On a non-GAAP basis, this year's operating income was $78.3 million, or 11.8% of sales. By division dressbarn operating income was $16.8 million or 7% of sales, compared to $15.2 million, or 6.8% of sales last year.

On a non-GAAP basis this year's dressbarn operating income was $18.4 million, or 7.6% of sales. maurices quarterly operating income was outstanding. Increasing to an all time high of $35.2 million and grew 330 basis points to an impressive 19.8% of sales. This on top of last year's very strong $25.1 million or 16.5% of sales. Justice's quarterly operating income results continue to exceed our expectations and come in at a strong $24.7 million, or 10.1% of sales.

Interest expense decreased approximately $2 million compared to the prior quarter, and was due to the pay off of our convertible notes at the beginning of the quarter. Our quarterly effective tax rate was 37.7% and is expected to be approximately 39% going forward.

Net earnings increased to a record $48 million or $0.59 per share. This compares to $23.1 million or $0.37 per share last year. For a more valid earnings comparison to last year on a non-GAAP basis this year's quarterly net earnings were $49 million, or $0.60 per share compared to last year's $23.4 million or $0.38 per share. Weighted average diluted shares outstanding for the quarter increased to 81.9 million shares. The increase of 20.1 million shares versus last year was due to the issuance of 6.2 million shares from the payoff of our convertible notes and 11.7 million shares for our Justice merger. In addition, share based compensation accounted for approximately two million shares.

Turning to our balance sheet which remains strong and nearly debt free and reflects very healthy cash flows. We ended the quarter with $375 million in cash and investments. As a reminder, we used approximately $117 million early in the quarter to pay off our convertible notes. Adding to the Company's financial flexibility is a four year $200 million ABL credit facility.

As for inventories at the end of the quarter, total inventories were $264.1 million, compared to $176.3 million last year.

Including Justice in last year's amounts, total inventories increased 5%. Well in line with our sales trends and with clearance levels below last year's at all three divisions. By division, inventories at dressbarn increased 1% to last year, as well as on an average store basis. maurices inventories increased 5% and actually decreased 1% on an average store basis. With Justice inventories increasing 9% an increase of 12% on an average store basis.

Final Transcript
May 26, 2010 / 08:30PM GMT, DBRN - Q3 2010 Dress Barn Earnings Conference Call

Looking ahead, we are estimating mid single-digit comp sales increases for our fiscal fourth quarter ending July. And are reaffirming our recently issued fiscal year non-GAAP earnings per share guidance in the range of $1.80 to $1.85. We believe our fourth quarter presents some increased sales opportunity with overall easier comp sales comparisons to last year.

In closing, we expect to announce our initial fiscal 2011 earnings per share guidance with our fourth quarter and year end July 2010 financial results on September 15th. Thank you. Operator, we will now open it up to questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) And the first question comes from the line of Janet Kloppenburg with JJK Research. Please proceed.

Janet Kloppenburg - JJK Research - Analyst

Hi everybody, and congratulations.

Armand Correia - Dress Barn - CFO

Thanks, Janet.

Janet Kloppenburg - JJK Research - Analyst

Just to talk a little bit about the gross margin performance. I see that both dressbarn and maurices had significant increases in merchandise margins, but Justice did not. Maybe you can talk about why that was. We don't have history on the company, and maybe you can talk about the opportunity there, and David, if there's going to be some cost pressures going down the road. And we're hearing about cotton price increases across the board. And secondly, David, we're hearing a lot about sluggish results here in May. I don't know if you're seeing a downturn, but it seems that most in the industry have, and perhaps you can talk a little bit about that. Or calendar shifts, et cetera, that you think may be affecting business. Thanks so much.

David Jaffe - Dress Barn - President and CEO

Okay, you've got a lot there, Janet. Getting your money's worth on that one. I think the gross margin at Justice is going through a bit of a change, because of the new model, and I think everybody is aware, Justice is going for more of a value approach, and as it transforms its business and goes to more 40% off events, either through mail or through store events, you'll see a little bit of pressure there but I think as we go forward and that model begins to settle out, and we can continue to transition our sourcing to internal sourcing, I think we'll be able to make it up in the margin, I'm sorry, the initial mark up, so we're confident that this model as it continues to mature, is a terrific model and they're well on the road to achieving that.

The second point, on cost pressures, yes, we're hearing the same thing on cotton. We just had some people over there, and we are seeing some pressures for increases in the raw material, which is going to drive some of our product up. We think that there will be some discussion about price increases. We have not made any final decisions yet. It certainly will not be for the back to school season. As we get out to the next, to holiday and to spring, we're going to have to think through that strategy. And at this point, no final decisions have been made. But I think that you are going to see, just like we've all been reading about, you are going to see some increases in cotton, and even some of the oil based fabrics. So, it's probably low to mid single digits, I'd say.

Final Transcript
May 26, 2010 / 08:30PM GMT, DBRN - Q3 2010 Dress Barn Earnings Conference Call

And finally, sluggish results. We have seen a bit of a slow down in the back half of April and May. Overall, we're still up, but not nearly at the same level we were through the third quarter. I think part of that is due to the fact that we bought some of the business forward. I think part of it is that the industry also felt a little bit of the cold from the chill in the back half of April and part of May versus the wonderfully unseasonably warm weather we had earlier in April and March. And I think that maybe the customer is just kind of catching her breath.

We're optimistic for June and July. So even having said all that, while the numbers weren't quite what we would have loved to have seen in May, we still are very comfortable with our initial projections for the quarter, and again, remember that we moved the business forward because of the Memorial Day shift this year into June. So I think when you factor all that in, it's not as concerning to us as it is to other people. And as you all know, last year, when things were a little tougher out there, we continued to perform well probably due down to the trade down effect. So we're fairly confident that as we get into June and July and the back end of our fourth quarter of fiscal year, that we should still be able to hit our numbers.

Janet Kloppenburg - JJK Research - Analyst

Great, thanks and good luck.

David Jaffe - Dress Barn - President and CEO

Thanks, Janet.

Operator

The next question comes from the line of Chris Kim with JPMorgan. Please proceed.

Chris Kim - JPMorgan - Analyst

Thanks, great quarter, guys. Just following up on the question, is the current trend right now, in that mid single-digit range that you just guided to for May?

David Jaffe - Dress Barn - President and CEO

No, what I guided to is for the quarter, Chris.

Chris Kim - JPMorgan - Analyst

I'm sorry, for the quarter, but in May, you mentioned that you saw some deceleration, still positive, but sort of within that mid single-digit guidance that you gave for the quarter.

David Jaffe - Dress Barn - President and CEO

It's a little lighter than that.

Final Transcript
May 26, 2010 / 08:30PM GMT, DBRN - Q3 2010 Dress Barn Earnings Conference Call

Chris Kim - JPMorgan - Analyst

Okay. And --

David Jaffe - Dress Barn - President and CEO

Therefore, Chris, we think that we're going to improve in June and July, and obviously May is our weakest month of the quarter.

Chris Kim - JPMorgan - Analyst

Got you.

David Jaffe - Dress Barn - President and CEO

We're not too concerned.

Chris Kim - JPMorgan - Analyst

With respect to maurices, I think you mentioned that the traffic levels have been kind of waning a bit here. Can you talk a little bit about the marketing that you have planned there and what ability do you have to flex that up and how quickly can you sort of react to whatever trends you are seeing in traffic there?

David Jaffe - Dress Barn - President and CEO

Well, at maurices, we really market two primary ways. One is in-store events that we advertise through window posters. And the other is through what we're doing in direct mail. So direct mail has got a little bit more of a lead time, because we have got to get the list and get the piece done and get that all sorted out. There's less opportunity to flex that kind of in season or within a short period of time, within, say, a two or three-week window, where as we do have pretty good flexibility to add an event in the store or increase a promo, or what have you, to try and get some either greater traffic or greater conversion once the customer gets in the store.

But at this point, we don't feel the need to do any of that because of the way that business is trending, the response we've been getting to the events that we have done, we think we'll be fine and we're going to hit our numbers. We don't anticipate doing any incremental promos at any of the divisions, and I did talk in my earlier comments about doing an incremental fashion book for dressbarn as well as increased quantities for all three divisions.

Chris Kim - JPMorgan - Analyst

Okay. Great. Thanks so much and best of luck.

David Jaffe - Dress Barn - President and CEO

Thanks, Chris.

Final Transcript
May 26, 2010 / 08:30PM GMT, DBRN - Q3 2010 Dress Barn Earnings Conference Call

Operator

And the next question comes from the line of Sam Panella with Raymond James. Please proceed.

Sam Panella - Raymond James - Analyst

Thanks and let me add my congratulations. In terms of the Justice division, obviously a really strong turn-around there, how much would you say is the environment versus what the Justice team is doing versus and how much influence have you had on that turnaround, and then if you could update us in terms of what type of cost savings you're seeing from the merger? Thank you.

David Jaffe - Dress Barn - President and CEO

Okay, first, I am going to take absolutely no credit for doing anything there except congratulating them on their strong performance. Mike Rayden and his team continue to do a fabulous job. The turn around that they put in place a year ago is really hitting strides. We were very fortunate in the timing, because everything they did after some testing last spring has worked out, and they continue to improve their merchandise and their marketing, and so right now, I would say that they're hitting on all cylinders. And while the environment helps, and while the comps are huge, relative to last year, they're just building back to a level that we know they're capable of. So I think that that business is in a really good place, and even though I think the comp increases are going to moderate as we turn the corner into fall and back to school, we're very, very pleased with that business, and very optimistic about the outlook.

In terms of the merger, the cost savings that we've identified, and we've talked about on the last call and some of the other meetings we've done, are really limited to the low hanging fruit, and the number we've thrown out is $5 million in kind of right off the bat savings, and it's all the obvious stuff. There are a lot of things that are in process that we think will have much more significant savings or cost avoidance, and we're literally in the middle of those processes, those discussions now. We're going to have a lot more to talk about at the September call, because a lot of them are kind of still going back and forth with the task force and consultants we've set up to work on them.

Sam Panella - Raymond James - Analyst

Great. If could you just update us on your thinking in terms of your use of cash.

David Jaffe - Dress Barn - President and CEO

Well right now, Sam, we kind of like sitting on the cash. We were fortunate having the cash to be able to pay off our convert, and that obviously has been a very accretive transaction. At this point, we're not planning any dividends or stock repurchases.

However, we do have a Board meeting coming up next week, and as you know, we talk about this at every board meeting just to kind of play off different strategies or ideas, but at least now we have no plans for the cash, and we would like to see the current environment play out for another, say, six months, and then as we get through the holiday season, maybe take another look at our cash position and what strategy might make the most sense.

Sam Panella - Raymond James - Analyst

Great, thanks, guys. Good luck.

Final Transcript
May 26, 2010 / 08:30PM GMT, DBRN - Q3 2010 Dress Barn Earnings Conference Call

David Jaffe - Dress Barn - President and CEO

Thanks.

Operator

(Operator Instructions) And the next question comes from the line of Edward Yruma with KeyBanc. Please proceed.

Edward Yruma - KeyBank - Analyst

Hi, thanks very much, and congrats on a nice quarter, guys.

David Jaffe - Dress Barn - President and CEO

Thank you, Ed.

Edward Yruma - KeyBank - Analyst

Can you talk a little bit more about maurices and the sources of upside there during the quarter? I know performance there has improved demonstrably and how we should think about maurices over the next couple of quarters.

David Jaffe - Dress Barn - President and CEO

I think maurices was in a wonderful position because they had some good trending businesses that they were able to chase. So while we planned the business initially a bit lower, as you remember, we were still able to come in with an 8% by chasing some of the quick turning and hot categories, and some of those are areas that are newer to us, the suit separates as well as plus size are two good examples of businesses that really didn't exist three years ago, as well as more traditional areas like denim and jewelry that have been very strong. So we look out for the next couple of seasons and feel pretty good about our business. In particular, as we look at the summer business, the wear now business, we've actually got more inventory this year than last year so we're anticipating an opportunity to satisfy that customer that's coming in for wear now merchandise, and then we think we will be in great shape for back to school, and are chasing some of the hot categories as I mentioned like denim and knit tops.

Edward Yruma - KeyBank - Analyst

Great. And then on the AUR commentary at Justice, I know you indicated it was down, but my understanding is that's due to the deliberate promotional activity or the 40% off. When do you lap that, and then how do we think about longer term justice AUR trends? Thank you.

David Jaffe - Dress Barn - President and CEO

We start lapping it now. I forget the exact date, but as we hit June is when we started doing the 40 off last year, and we will continue to match last year and in some cases we'll add 40-off days. So we think that the AUR is going to continue to be impacted a bit, and as we go forward, we will see how impactful the 40 off on the 40 off is, if we're able to drive new traffic to the store because kind of the word is getting out and our catalogs, our catazines, as we call them, are getting to more customers because we're mailing them deeper. That's going to be a wait-and-see, and we'll see where we come out.

Final Transcript
May 26, 2010 / 08:30PM GMT, DBRN - Q3 2010 Dress Barn Earnings Conference Call

Edward Yruma - KeyBank - Analyst

Thank you very much.

David Jaffe - Dress Barn - President and CEO

Thanks, Ed.

Operator

And the next question comes from the line of Mr. Scott Krasik with BB&T Capital Markets.

Kelly Hauser - BB&T Capital Markets - Analyst

Hi, guys. This is [Kelly Hauser] calling in for Scott. Clearly you're running ahead of the operating margin goals you set last quarter. Can you update us on your near term and long-term margin outlook?

David Jaffe - Dress Barn - President and CEO

I'm sorry, Kelly, is it operating margin you're looking for?

Kelly Hauser - BB&T Capital Markets - Analyst

Yes, sir.

David Jaffe - Dress Barn - President and CEO

Okay. Our operating margin continues to expand because we're getting sales above our tipping point. So as we look out, and if we talk about the year, we're driving to slightly higher numbers, but at this point, I wouldn't want to give you any specifics for next year. We'll do that in September. So we think they're going to increase in fourth quarter, and if we look at the increase number overall, and if we look at next year we can talk more about that in September.

Kelly Hauser - BB&T Capital Markets - Analyst

Okay, great. And regarding the competitive environment, some of your higher priced peers started reporting positive comps. How do you think that affect your comps going forward?

David Jaffe - Dress Barn - President and CEO

I think that's a good question. We think we benefited from some trade-down, and as some of the higher priced guys are getting their customer back, are they truly getting higher sales, or is it just higher sales compared to last year? So it may be that there's been a paradigm shift and that people are just buying less, and it may be partially that we're going to hold on to some of that business, and some of it, yes, will go back to the higher end stores. So we're kind of interested to see how that plays out, but as I say, we're feeling very comfortable with our projections for the balance of the quarter and who knows what happens with the consumer as we head into fall and Christmas, but right now, we like our positioning.

Final Transcript
May 26, 2010 / 08:30PM GMT, DBRN - Q3 2010 Dress Barn Earnings Conference Call

Kelly Hauser - BB&T Capital Markets - Analyst

Great. Thank you.

David Jaffe - Dress Barn - President and CEO

Thank you, Kelly.

Operator

(Operator Instructions). And the next question comes from the line of Ms. Robin Murchison with SunTrust. Please proceed.

Robin Murchison - SunTrust - Analyst

Thanks very much. Good afternoon, everybody.

David Jaffe - Dress Barn - President and CEO

Hi, Robin.

Robin Murchison - SunTrust - Analyst

Hi. Okay, so just a few questions here. I wondered if you would update us, anything you may be seeing in terms of implementation of best practices, or how that's unfolding as you've had a little more time with Justice and in consideration of the core model. Also would like to know, versus last year, fourth quarter, comps for the balance of the quarter, were they tougher the beginning of Q4, and got it a little bit easier, or how do the comparisons look last year?

David Jaffe - Dress Barn - President and CEO

I will take the first one Robin, then turn it over to Armand for the second one. In terms of best practices, as I mentioned earlier, some of the cost savings are works in progress, and some of the things we're doing are fairly significant and are six-month, year-long projects, so we think we're going to get significant savings out of them, or cost avoidance or greater efficiency or greater opportunities. But they're going to be awhile to put into place. So it's happening on a number of different fronts, and I'm very optimistic that we are going to evolve dressbarn, maurices, and Justice into more of a holding type company with a lot of the shared infrastructure on the back end, and then independent marketing and merchandising and fuel operations on the front end, and that model I think is going to work very well for us, and I hope to have some more specifics in terms of savings and benefits when we talk in September. Armand?

Final Transcript
May 26, 2010 / 08:30PM GMT, DBRN - Q3 2010 Dress Barn Earnings Conference Call

Armand Correia - Dress Barn - CFO

Robin, as far as the comps that we're up against in the fourth quarter, as I indicated, I thought that overall, they are certainly achievable, even in kind of a questionable retail climate that we're in. dressbarn stores actually had a pretty good fourth quarter last year coming in with a plus four comp. Maurices, on the other hand, was pretty challenging. They had come in at a minus 5 comp for the quarter, and justice came in at a minus 12. Again, Justice wasn't on our shift at the time, but that's the numbers that they're up against. So if you really look at this and even bring Justice into the mix here, we're probably looking at an overall minus 4 comp that we're up against. So given the tone of the business, I'm pretty confident that that's certainly plays in our favor.

David Jaffe - Dress Barn - President and CEO

As far as the trend during the quarter, there wasn't really a significant trend. I think it really depended on the business itself. In the case of maurices, their trend actually weakened from May to July. dressbarn's trend actually was a little sporadic with May being up, then July being up as well, but June was down. And Justice pretty much followed the same trend, but a trend that showed improvement throughout the fourth quarter.

Robin Murchison - SunTrust - Analyst

Can I slide one more in? Is there anything to say -- you all did mention wear to work. We're certainly hearing a lot about wear to work being a good category. Certainly the dressbarn division seems like that would be a huge benefit. Dresses, I'm hearing sort of mixed things about, that maybe that trend is beginning to show some decline, a little bit older. Can you comment?

David Jaffe - Dress Barn - President and CEO

Well, career has been good for dressbarn and maurices, and dresses have actually been terrific at dressbarn and maurices. So we haven't seen the slowdown that other people are talking about, but we're also coming out of dress season. But right now, so far, so good. And we don't anticipate anything in the next month or so as we come out of the season that would take us down.

Robin Murchison - SunTrust - Analyst

Congratulations.

David Jaffe - Dress Barn - President and CEO

Thanks, Robin.

Operator

And the next question comes from the line of Margot Murtaugh with Snyder Capital. Please proceed.

Margot Murtaugh - Snyder Capital - Analyst

Yes, thank you very much. I just wondered if you could talk more about the e-commerce opportunity, where you are in that, and what you think the potential is, and also if you could talk more about so and what kind of changes you might make.

Final Transcript
May 26, 2010 / 08:30PM GMT, DBRN - Q3 2010 Dress Barn Earnings Conference Call

David Jaffe - Dress Barn - President and CEO

Okay. First, e-commerce, we have three different situations. At Justice, e-commerce has been around for a long time, and is very well established, and through some fresh thinking at Justice, that business is really performing very, very well, and growing significant double digits. So we're really pleased with the way that's going. As I mentioned earlier, the e-commerce business at maurices has just launched in the fall and is off to a really good start. We're very pleased with it. We think it's got tremendous potential and the dressbarn business will be launched, is on track to launch this fall, and we're also optimistic that that will be a strong business for the dressbarn division.

Margot Murtaugh - Snyder Capital - Analyst

Okay.

David Jaffe - Dress Barn - President and CEO

On the second question, sourcing, we have two basic models to talk about. As you may recall, Justice is going to primarily a direct source model, and Justice has its own offices overseas and is virtually completely integrated from soup to nuts, where as dressbarn and maurices use agents overseas, and the direct purchasing is about 40% of the dressbarn and maurices business versus, say, 80% of the Justice business. As such, we think that there's an opportunity to learn from the Justice model and use the infrastructure that justice has established to begin testing some sourcing directly through Justice rather than go through our agents. And, in fact, we've begun to do that on a very limited way, and we anticipate that growing, but we're going to go very carefully and make sure that we don't disrupt our change of supply and that we also do it the right way and set up the right systems and resources and people that will enable us to grow it if indeed it is successful.

Margot Murtaugh - Snyder Capital - Analyst

Do you have any comment on costs in China? We heard about costs rising. Do you have a comment about that and how you plan to deal with it?

David Jaffe - Dress Barn - President and CEO

As I mentioned earlier, the cost pressures we're seeing are primarily commodity increases in cotton and oil based fabrics, although we are hearing about labor increases as well. We haven't seen that directly. We just have heard about it. So I think as we go out and start looking at bids for our holiday, and particularly our spring merchandise in the coming months, we're going to have to see where the numbers come in and then make a decision as to whether or not we're going to be forced to raise prices or whether the manufacturer and ourselves can absorb some of it.

Margot Murtaugh - Snyder Capital - Analyst

Okay, thanks. Congratulations.

David Jaffe - Dress Barn - President and CEO

Thanks, Margot.

Operator

And the next question comes from the line of Steven Martin with Slater Capital Management. Please proceed.

Final Transcript
May 26, 2010 / 08:30PM GMT, DBRN - Q3 2010 Dress Barn Earnings Conference Call

Steven Martin - Slater Asset Management - Analyst

Two questions. You recently opened up a remodel or remodeled a store in Manhattan. Can you talk about how the remodels are doing? And secondarily, the Jones line at dressbarn you've said has done well. Have you thought about extending that into other categories other than the suit separates?

David Jaffe - Dress Barn - President and CEO

Sure. The remodels are our new prototypes and that is at dressbarn, for those not aware. They have done very well. The remodels are for the season, since they opened in the February-March time frame. For the season, they're up double digit incremental over the chain so we're really pleased with their performance, and we're going to watch them carefully to see if that incremental increase continues. Obviously we'd love that across the chain if that were possible, so we're pleased, and we're continuing to roll that out with all our new stores and remodels as we go forward but at this point we have no imminent plans to increase our level of remodels.

On Jones, yes, Jones is doing very well. We've rolled it out to all dressbarn and dressbarn woman stores, and we have gradually expanded the breadth of our offerings, and we are currently looking at extending it into other categories as well.

Steven Martin - Slater Asset Management - Analyst

What is the price premium of the Jones line versus the comparable product?

David Jaffe - Dress Barn - President and CEO

It's in the range of about 20%.

Steven Martin - Slater Asset Management - Analyst

Thank you.

David Jaffe - Dress Barn - President and CEO

It's a terrific product, so it's definitely the customer is seeing the value and happy to pay for it, so it's, like our old business, the suit business, which we've gotten out of, this is a much cleaner business, and much less of a high/low business than the suit business.

Steven Martin - Slater Asset Management - Analyst

Thanks.

David Jaffe - Dress Barn - President and CEO

Thanks, Steve.

Final Transcript
May 26, 2010 / 08:30PM GMT, DBRN - Q3 2010 Dress Barn Earnings Conference Call

Operator

There are no questions at this time.

David Jaffe - Dress Barn - President and CEO

All right. Well, thank you, operator, and thank you, everyone, for your participation in our third quarter call, and we'll look forward to speaking with you again September for our fiscal year end call.

Operator

Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect.

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